Exhibit (h)(2)

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

TIAA-CREF LIFE FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND
NOT JOINTLY,
AS LISTED ON SCHEDULE A

AND

BOSTON FINANCIAL DATA SERVICES, INC.

Schedules and Exhibits
Schedule A	Funds
Schedule 1.2(e)	AML and CIP Delegation
Schedule 1.4	Monitoring, Tracking and Resolving As Of Transactions
Schedule 2.1	Insurance Separate Accounts or Third Party Administrator(s) Procedures
Schedule 3.1	Fees and Expenses
Schedule 7.1	AWD Terms
Schedule 7.7	Information Protection
Schedule 12.3	Performance Measurement Standards
Schedule 12.4	Insurance Requirements

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the ___ day of July 2010, by and between TIAA-CREF LIFE FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY, as listed on Schedule A, having their principal office and place of business at 730 Third Avenue, New York, New York 10017 (collectively, the “Funds” and individually, the “Fund”) and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169 (the “Transfer Agent”).

WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Fund in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by a Fund and made subject to this Agreement in accordance with Section 19, being herein referred to as a “Portfolio,” and collectively as the “Portfolios”);

WHEREAS, each Fund is either a statutory or business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission (the “SEC”) as an investment company pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 19; and

WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment and Duties

1.1

Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares or beneficial interest, as the case maybe, (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund (“Shareholders”). In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios, (the “Procedures”) with such changes or deviations there from as have been (or may from time to time be) agreed upon in writing by the parties, the Transfer Agent agrees that it will perform the following services as to each Portfolio:

	(a)	Establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b)

Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the organizational documents of the Fund (the “Custodian”);

(c)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d)	Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e)	In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with insurance companies and other intermediaries authorized by the Fund;

(f)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(g)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h)	Prepare and transmit payments for dividends and distributions declared by the Fund or any Portfolio thereof, as the case may be;

(i)

Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

(j)	Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;

(k)

Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund;

(l)

Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from insurance company separate accounts (“Separate Accounts”), broker-dealers of record or third-party administrators (“TPAs”) on behalf of individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the 1940 Act, and it will be the responsibility of the Fund to require its Separate Accounts, broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Fund’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(m)

Maintain and manage, as agent for the Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent;

(n)	Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence;

(o)	Process any request from a Shareholder to change account registration in accordance with the Procedures;

(p)

Prepare and deliver or cause to be prepared and delivered to Shareholders by its current print vendor, or such other vendor as directed by the Fund, (i) daily confirmations of transactions, (ii) account statements for periods designated by the Fund, and (iii) ad-hoc client mailings;

(q)

Provide monthly management reports in to the Fund in a format and time frame that is mutually agreed upon by the parties hereto. If the Fund requests a non-standard management report, the parties hereto shall also mutually agree upon the payment of any expenses applicable to producing such report before the Transfer Agent’s obligation to provide the report shall commence;

(r)

Upon request of the Fund for programming support and the ability to process client mailings on a non-Business Day and/or during weekend hours to fulfill regulatory requests and/or production issues, the Transfer Agent will review such requests on a case by case basis and where ever reasonably possible provide such support (upon mutual agreement of the parties as to any fees or costs applicable there to). For purposes of this Agreement, “Business Day” shall mean a day on which both the New York Stock Exchange (the “NYSE”) and the Transfer Agent are open for business;

(s)

Upon request of the Fund for support during off hours and non-Business Days to fulfill regulatory requests and/or production issues, the Transfer Agent will review such requests on a case by case basis and where reasonably possible provide such support (upon mutual agreement of the parties as to any fees or costs applicable there to);

(t)

The Transfer Agent and the Funds shall discuss any new non-standard manual transaction processes identified, including but not limited to: (i) the requirements for such processes; (ii) any additional costs related to supporting such processes; (iii) the anticipated transaction volumes; and (iv) if the parties mutually agree, the number of non-standard manual transactions under such process as to which the fee may be waived and for what period; and

(u)

The Transfer Agent agrees to provide the Funds with all unbundled written customer complaints on the same day as the Transfer Agent receives such complaints. The Transfer Agent further agrees to use commercially reasonable efforts to provide the Funds with all bundled written complaints on the same day that the Transfer Agent identifies such bundled request as containing a complaint. The Transfer Agent shall provide the Fund with verbal complaints once a week in a mutually agreed upon format.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, arrange for mailing of Shareholder reports and prospectuses to current Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each Business Day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next Business Day;

(c) National Securities Clearing Corporation (the “NSCC”). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent, TPAs and insurance companies; (ii) issue instructions to Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer, bank, TPA and insurance company participants); (iii) provide account and transaction information from the affected Fund’s records on DST Systems, Inc.’s computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers, TPAs and insurance companies; and

(iv) maintain Shareholder accounts on TA2000 System through Networking;

(d) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Fund and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Fund or its agent may perform these services on the Fund’s behalf;

(e) Anti-Money Laundering (“AML”) Delegation. Perform certain anti-money laundering duties and comply with all applicable United States federal, state or other anti-money laundering laws, rules or regulations (collectively, “Anti-Money Laundering Laws”) under this Agreement as stated in the attached schedule (“Schedule 1.2(e)” entitled “AML Delegation”) which may be changed to include additional duties from time to time subject to mutual written agreement between the parties. In consideration of the performance by the Transfer Agent of the duties pursuant to Schedule 1.2(e), as may be amended, the Fund agrees to pay the Transfer Agent for the fees and Out-of Pocket Expenses that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below;

(f) Procedures Manual. Complete and comply with a mutually agreed upon Procedures Manual and notify the Fund in writing when the Transfer Agent believes that a procedure needs to be updated or revised;

(g) Trade Activity Reports. Provide the Fund with periodic reports on trade activity based on parameters provided by the Fund. The Transfer Agent will send daily transaction activity files to the Fund’s 22c-2 vendor. The Transfer Agent will prepare and send letters to Shareholders concerning their frequent trade activity. When instructed by the Fund, the Transfer Agent will suspend or reinstate a shareholder’s trading privileges; and

(h) Provide timely, accurate and factual responses to Shareholder inquiries and those complaints and service concerns as defined in the Procedures Manual received directly or through the Fund, by mail, by facsimile, or by other electronic means; take appropriate actions with respect thereto; and maintain copies of written correspondence received on file or in such other readily retrievable manner including electronic storage (e.g., imaged processing), and produce, deliver to the Fund, and maintain copies of correspondence generated in response to such inquiries;

1.3

Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Funds may conduct periodic site visits of the Transfer Agent’s facilities and inspect the Transfer Agent’s records and procedures solely as they pertain to the Transfer Agent’s services for the Fund under or pursuant to this Agreement. Such inspections shall be conducted at the Funds’ expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent’s regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, the Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and the Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent’s normal and customary conduct of its business activities, including the provision of services to the Fund and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of the Fund’s representatives to execute a confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund’s governmental regulators, at the Fund’s expense, solely to (i) the Fund’s records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement.

1.4

The Transfer Agent shall process Fund transactions in accordance with all laws applicable to the Transfer Agent and the services provided by the Transfer Agent under this Agreement, including, without limitation, the 1934 Act and the 1940 Act, all as amended and as may be further amended, and any laws, rules, and regulations of governmental authorities having jurisdiction with respect to the Transfer Agent and the services performed by the Transfer Agent under this Agreement. Except as otherwise instructed by the Fund, and except as set forth in Schedule 2.1 hereof with respect to processing transactions of Separate Accounts and Plans, the Transfer Agent, in accordance with its Standard of Care in Section 10, shall have such transactions receive the price, called the net asset value (“NAV”), as of the date that the items are received by the Transfer Agent, if the items are received in good order, prior to the close of the NYSE (generally 4:00 p.m. Eastern Time). Transactions received by the Transfer Agent after the close of the NYSE (generally 4:00 p.m. Eastern Time), in good order, shall receive the NAV on the next Business Day. In the event that a transaction is held and not processed the same day, the Transfer Agent shall, to the extent possible, estimate such transaction to the Fund accountants. In the event that a transaction is not estimated, the Transfer Agent shall follow the written policies and the procedures agreed upon with the Fund for monitoring, tracking, reporting and resolving such transactions as set forth in Schedule 1.4 attached hereto.

2.	Insurance Company Separate Accounts and Third Party Administrators

2.1

The Fund may decide to make available to certain of its customers, Shares of the Fund in connection with (1) variable insurance products issued by affiliated and unaffiliated Separate Accounts and (2) qualified plan programs (the “Programs”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), including such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by TPAs.

2.2

In accordance with the procedures established in the initial Schedule 2.1 entitled “Insurance Company Separate Accounts and Third Party Administrator Procedures”, as may be amended by the Transfer Agent and the Fund from time to time (“Schedule 2.1”), the Transfer Agent shall:

(a) Treat Shareholder accounts established by the Separate Accounts or Plans or TPAs as the case may be as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the Separate Account or TPA or its designee. With respect to TPAs, such accounts shall be maintained in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 as transfer agent of the Funds and not as a record-keeper for the Separate Accounts or Plans.

2.3	Transactions identified under Sections 1 and 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is normally required.

3.	Fees and Expenses

3.1

Fee Schedule. For the services rendered by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay or cause to be paid to the Transfer Agent the fees set out in the fee schedule attached hereto as Schedule 3.1 and incorporated herein by reference. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 19 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement (except with respect to internal mergers or reorganizations of portfolios being serviced under this Agreement into other portfolios that are at that time also being serviced under this Agreement (“Internal Portfolio Mergers”)). With the exception of Internal Portfolio Mergers, in the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

3.2

Out-of-Pocket Expenses. In addition to the fees paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable Out-of-Pocket Expenses under this Agreement as set forth on Schedule 3.1 and other expenses incurred at the specific direction of the Fund or with advance written notice to the Fund.

3.3	Such fees and Out-of-Pocket Expenses may be changed from time to time subject to prior mutual written agreement between the Fund and the Transfer Agent.

3.4

Postage. Upon the request of the Transfer Agent, the Fund shall advance to the Transfer Agent the postage for mailing of documents to all Shareholder accounts prior to the mailing date of such materials.

3.5

Invoices. The Fund agrees to pay all fees and reasonable Out-of Pocket Expenses under this Agreement within forty-five (45) days following the receipt of the respective invoice accompanied by valid documentation to support the billing charges.

3.6

Notwithstanding anything to the contrary set forth above, in the event that the Fund disputes any amount in any invoice, then the Fund and the Transfer Agent shall cooperate in a commercially reasonable manner to resolve such dispute and the amount in dispute shall not be due and payable until such dispute is resolved between the Transfer Agent and the Fund. The Fund shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time there for, the invoice will be deemed accepted by the Fund. Notwithstanding the foregoing, during the term of this Agreement the Fund shall have the right to review and dispute any amounts billed by the Transfer Agent, regardless of whether paid. Nothing contained herein shall alleviate the Fund’s obligation to pay or cause to be paid undisputed portions of the invoice within the prescribed time or to act in good faith when disputing any amount.

3.7

The Transfer Agent will notify the Fund of any system enhancements required by state or federal legislation or regulations. In the event that any such system enhancements are required in order to provide services that become effective after the date of this Agreement, the cost of making such system enhancements shall be attributed to the software vendor or the hardware manufacturer, whichever is appropriate. Such system enhancements which are considered to be “DST enhancements” shall not be due from the Fund.

3.8

Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Fund shall pay or cause to be paid to the Transfer Agent a late charge equal to the lesser of the maximum amount permitted by applicable law or the product of one and one-half per cent (1.5%) per month times the amount(s) overdue, times the number of whole or partial (pro-rated) months from the due date up to and including the day on which payment is delivered to the Transfer Agent. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of New York law.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents, warrants and covenants to the Fund that:

4.1	The Transfer Agent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

4.2	The Transfer Agent has the corporate power and authority to carry on its business in the Commonwealth of Massachusetts as it is currently conducted.

4.3

The Transfer Agent has the legal right and power and has taken all requisite corporate action necessary to authorize its execution, delivery and performance of this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Transfer Agent.

4.4

No consent, approval or action of, or filing with or notice to, any governmental or regulatory authority or any other person is required on the part of the Transfer Agent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.5

No legal, administrative or regulatory proceedings have been instituted or, to the knowledge of the Transfer Agent, threatened against the Transfer Agent, that would impair the Transfer Agent’s ability to perform its duties and obligations under this Agreement.

4.6

The Transfer Agent’s execution, delivery and performance of this Agreement shall not cause a material breach or material conflict with any other agreement or obligation of the Transfer Agent or any law or regulation applicable to it.

4.7

The Transfer Agent has and will continue to have access to, and will take the commercially reasonable steps necessary to ensure appropriate maintenance of, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.8

The Transfer Agent is, and will during the term of this Agreement remain, a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act and will comply with all federal laws and regulations governing transfer agents.

4.9

The Transfer Agent will be responsible for obtaining any and all Required Consents for any third party software supplied by the Transfer Agent. A Required Consent means any consents or approvals required to give the Transfer Agent and its subcontractors the right or license to access, use and/or modify (including creating derivative works) the hardware, software, firmware and other products the Fund uses, without infringing the ownership or license rights (including patent and copyright) of the providers or owners of such products.

4.10

The Transfer Agent will promptly notify the Fund immediately upon becoming aware of any violations involving the Delegated Duties (as defined in Schedule 1.2(e) hereto) with regard to the Shareholder accounts. The Transfer Agent will promptly provide to the Fund, upon request, copies of any anti-money laundering compliance programs or materials, including the Transfer Agent’s policies and procedures for performing the Delegated Duties and for identifying and reporting suspicious transactions. Upon request from the Fund, the Transfer Agent will cooperate with the Fund and assist the Fund in obtaining any information regarding the Delegated Duties necessary to measure compliance with the aspects of the Fund’ anti-money laundering program(s) that have been delegated to the Transfer Agent or in connection with any governmental or regulatory investigation as it relates to the Delegated Duties.

4.11

The Transfer Agent, as to its own anti-money laundering program, is in compliance with applicable federal laws and OFAC regulations, government guidance, and blocking and notification requirements, including, but not limited to, executive orders issued by the President of the United States (collectively referred to as (“OFAC Laws”)) and has adequate policies, procedures and internal controls to ensure its own compliance as it pertains to embargoed and sanctioned countries and nationals, citizens and/or residents thereof and their financial transactions.

4.12

The Transfer Agent represents and warrants that its personnel are subject to comprehensive background checks, performed by the Transfer Agent and an independent third party, including criminal, financial and qualification checks in accordance with the Transfer Agent’s personnel policies and procedures. Pursuant to those policies, the Transfer Agent will not employ individuals whose background check uncovers: (i) a felony conviction; (ii) a misdemeanor conviction within the last seven years that resulted from a violent crime, a financial-related crime or from the distribution/sale of a controlled substance; (iii) a crime of dishonesty or a breach of trust; (iv) falsification of information or misrepresentation of oneself in completing an application of employment; (v) unsatisfactory references; (vi) unsatisfactory credit history; or (vii) an outstanding warrant related to a conviction or a felony or misdemeanor. Upon reasonable request of the Fund, the Transfer Agent shall certify to the Fund that it is carrying out the foregoing background checks in accordance with this section. All of the Transfer Agent personnel are subject to, and have acknowledged in writing, their understanding and agreement to abide by all of the Transfer Agent’s employee policies and procedures with respect to their required conduct while in the employ of the Transfer Agent, and to comply with the Transfer Agent’s confidentiality policies and procedures. The Transfer Agent’s policies prohibit its employees from using illegal drugs while on its premises or from being under the influence of illegal drugs while performing its services. Upon the reasonable request of the Fund, the Transfer Agent shall promptly address any reasonable concerns or issues raised by the Fund regarding any of the Transfer Agent’s employees performing services for the Fund under this Agreement.

5.	Representations and Warranties of the Funds

Each Fund represents and warrants to the Transfer Agent that:

5.1 It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2 It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3 All corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

5.4 It is an open-end management investment company registered under the 1940 Act.

          5.5 A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by each Fund.

6.	Wire Transfer Operating Guidelines

6.1

The Transfer Agent is authorized to debit promptly the appropriate Fund account(s) upon the receipt of a payment order in compliance with the security procedure selected by the Fund and communicated in writing to the Transfer Agent by the Fund (the “Security Procedure”) for electronic funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund’s instructions on the execution date in such instructions, provided that such payment order is received by the close of the NYSE (usually 4:00 p.m. Eastern Time) on such date, or such other deadline agreed to in writing with the Fund, for processing such a request. All payment orders and communications received thereafter will be deemed to have been received the next Business Day.

6.2

The Fund acknowledges that the Security Procedure was selected by it from security procedures offered by the Transfer Agent. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons selected by the Fund and communicated to the Transfer Agent in writing. The Fund shall promptly notify the Transfer Agent if it has reason to believe any unauthorized person may have obtained access to such information or if the Fund changes such authorized personnel. the Transfer Agent shall verify the authenticity of all such Fund instructions according to the Security Procedure.

6.3

The Transfer Agent shall process all payment orders on the basis of the account numbers contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4

The Transfer Agent reserves the right to decline to process or delay the processing of a payment order (i) that is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (ii) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits that are applicable to the Transfer Agent; or (iii) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5

The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure, provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6

The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order, provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7

The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent to the Fund of the acceptance of such payment order.

6.8

Confirmation of the Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty-four (24) hours, notice of which may be delivered through the Transfer Agent’s proprietary information systems provided that the Fund have access thereto, or by facsimile or telephone “call back.” The Fund shall report any objections to the execution of an order within thirty (30) days following the date of execution of such order.

7.	Provision of Computer Software and Hardware

In addition to the services set forth in Articles 1 and 2, the Transfer Agent will also perform the following services:

7.1

The Transfer Agent will provide, or cause to be provided, certain computer software and hardware for the purposes of performing the Transfer Agent’s services set forth in Articles 1 and 2 hereof, including, pursuant to Section 7.9 herein, via certain interfaces at the Fund’ offices as agreed upon by the Transfer Agent and the Fund (the “Software and Hardware”). The Transfer Agent, in performing the services hereunder, shall utilize (i) the DST TA/2000 System and its peripheral applications, (ii) DST Technologies, Inc.’s AWD and AWD/View Manager Systems, (iii) the DST TANT System, (iv) the DST Vision System and (v) such other systems as it deems appropriate. The Transfer Agent shall maintain the software and hardware that it utilizes to perform the services and shall use applicable upgrades as necessary at no additional cost. During the term of this Agreement, the Transfer Agent’s affiliate, DST Technologies, Inc. (“DST”), will provide the Fund with access to and hereby grants the Fund a non-exclusive, non-transferable license to use, and will provides applicable upgrades as necessary at no additional cost for, the machine executable (object code) copy of the proprietary work management software known as “Automated Work Distributor®” or AWD” installed on workstations (the “Workstation Software”) for certain workstations maintained on the Fund’ premises and subject to and in accordance with the terms and conditions attached hereto as Schedule 7.1 and those set forth in the applicable AWD user documentation maintained and made available to the Fund on the DST’s Customer Center website, as necessary or appropriate to enable the Fund to receive the benefit of the services being provided by the Transfer Agent under this Agreement.

7.2

The Transfer Agent will make available (i) on-line environments each Business Day between the hours of 7:00 a.m. and 10:00 p.m. Eastern Time and Saturday between the hours of 7:00 a.m. and 6:00 p.m. Eastern Time.

7.3

The Transfer Agent will provide the Fund with access to DST’s “Customer Center” to view end-user documentation and manuals and all other standard system documentation generally provided by the Transfer Agent and DST of all computer software and hardware to be utilized for the purposes of performing the duties as described herein, including by way of example, standard interface file layouts, hardware specifications relating to the Fund end-user requirements and file layouts related to pertinent Fund data. Such documentation will not include source code, systems architecture, database design or other similar information in regard to the functioning of the Transfer Agent’s or DST’s systems.

7.4

The Transfer Agent will provide at least two (2) weeks’ advance written notice of, and will provide information to the Fund regarding, the implementation of any and all material changes to the software and hardware that will materially affect the performance of the Transfer Agent’s services hereunder and/or the interfaces established with the Fund. The parties understand that emergency fixes, ad hoc changes and minor client customization by nature have shorter windows of notification (e.g., same day notification). In such cases, the Transfer Agent will inform the Fund on a “best available information” basis. Further, the Transfer Agent will cooperate with the Fund in the performance of appropriate levels of user acceptance testing of any such changes before implementing them into the production environment(s) utilized to meet its responsibilities to the Fund as described herein.

7.5

In the event that the Fund requests that the Transfer Agent modify the software and hardware or the systems, processes or procedures of the Transfer Agent used to perform the services, and the Transfer Agent agrees to such modification, the Fund shall reimburse or cause to be reimbursed to the Transfer Agent for the reasonable Out-of-

Pocket Expenses incurred by the Transfer Agent in developing, implementing and maintaining such modifications. The Transfer Agent will endeavor to identify other clients with an interest in the development of such modifications in order to share development costs.

7.6

The Transfer Agent agrees to take all reasonable steps necessary to remedy as soon as practicable production problems with or malfunctions of the operation of the software and hardware, including, without limitation, problems related to programming errors and operating environment malfunctions.

7.7

(a) The Transfer Agent will establish and maintain commercially reasonable security protocols for all of the software and hardware, including, without limitation, security protocols related to applications, data centers, systems, networks, telecommunication links, tape management facilities, virus control mechanisms and the Security Procedure described in Section 6.1. The Transfer Agent, upon its knowledge of any material violation of any of such established security protocols, shall notify, by telephone (with facsimile confirmation), the Fund, as soon as practicable, but in any event within six (6) hours following discovery of such violation. Further, the Transfer Agent will comply, within one (1) Business Day, with any request from the Fund for a security lockout of any employee of the Fund or a Shareholder.

(b) The Transfer Agent maintains and will continue to maintain at each service location physical and information security safeguards against the destruction, loss, theft or alteration of the Fund’s confidential information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than those in place at the effective date of this Agreement, as detailed in Schedule 7.7, and from time to time enhanced in accordance with changes in regulatory requirements. The Transfer Agent will, at a minimum, update its policies to remain compliant with regulatory requirements. The Transfer Agent will meet with the Fund, at its request, on an annual basis to discuss information security safeguards. Further, upon the written request of the Fund with reasonable advance notice and for a proper purpose, the Fund’s information security personnel shall meet with the Transfer Agent to discuss the Transfer Agent’s information security programs (such as those detailed in Schedule 7.7) in greater detail, any such meeting to be held at a mutually agreeable location. In connection with such meeting, the Transfer Agent shall make available to the Fund such information regarding the safeguards as is reasonably necessary for the Fund’s review; however the Transfer Agent shall not be obligated to provide information that it deems, in good faith, would be (a) a risk to the overall security of (i) the Transfer Agent’s information security program, (ii) the Transfer Agent’s systems, or (iii) the confidential information of the Transfer Agent’s other clients or (b) require extraordinary effort or expense to produce. The Fund may propose commercially reasonable changes to the safeguards and the Transfer Agent agrees to discuss such safeguards and, where appropriate, give them due consideration in connection with future updates of the Transfer Agent’s information security program. If the Transfer Agent or its agents discover or are notified of that someone has violated security relating to the Fund’s confidential information, including Customer Information, the Transfer Agent will (a) notify the Fund of such violation as soon as practicable on the same day, but in no event later than twenty-four (24) hours of learning of such violation, and thereafter provide the Fund with details, once legally permitted, following its investigation, and (b) if the applicable confidential information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, and (ii) advise the Fund as to the steps being taken that are reasonably designed to prevent future similar violations.

(c) The Transfer Agent maintains and shall continue to use reasonable access control procedures, which meet industry standards, in order to control and record access to its systems and to Confidential Information. The Transfer Agent shall provide the Fund (on the Transfer Agent’s Compliance Corner site) quarterly updates on the state of its Information Security Program, which will include any changes affecting the Information Security Program applicable to the Fund’s Confidential Information and how such change will impact the security and protection of the Fund’s Confidential Information.

(d) The Transfer Agent does not permit physical audits of its systems by clients; however, the Transfer Agent shall provide the Fund, upon request, with accompanied visits to the Transfer Agent’s data centers and premises to view the Transfer Agent’s equipment, systems and operational environment. The Transfer Agent, upon the Fund’s reasonable request, shall also conduct a periodic review with the Fund of the Transfer Agent’s Confidential Information handling procedures.

(e) The Transfer Agent, upon instruction of the Fund, shall destroy all of the Fund’s Confidential Information after it is no longer needed. The Transfer Agent maintains and shall continue to use reasonable processes, which meet industry standards, for the destruction of information in all cases. The Transfer Agent’s uses internal processes and works with bonded third parties in connection with its destruction process.

(f) Transfer Agent maintains and shall use a reasonable Patch Management procedure to fix or patch any identified security problems in an adequate and timely manner. Under that procedure, the Transfer Agent is required to apply any applicable high priority patches on an “as soon as practicable” basis after Transfer Agent becomes aware of the need for such fix or patch. The Transfer Agent also maintains and shall continue to use a formal process for auditing any un-patched systems using vulnerability detection and configuration management tools.

7.8

The Transfer Agent will provide for daily back-up of the software and hardware, maintaining the data files of the Fund and the Shareholders in a manner so as to minimize risk of damage or loss and at a location reasonably close to the location of the software and hardware. The Transfer Agent will maintain a comprehensive Disaster Recovery Plan in accordance with Section 7.10 herein and shall implement such plan upon the occurrence of a disaster, including, when necessary, the transition to back-up processing sites. In the event that the Fund must invoke its own Disaster Recovery Plan, the Transfer Agent will cooperate with the Fund to provide back-up support to assist the Fund with the implementation of its Disaster Recovery Plan within 48 hours following the time of a disaster declaration by the Fund, and the Fund shall reimburse or cause to be reimbursed the Transfer Agent for any reasonable Out-of-Pocket Expenses in providing such services.

7.9

The Transfer Agent further agrees to establish electronic interfaces at such sites to be mutually agreed upon by the Transfer Agent and the Fund, to transmit data files to the Fund, to receive data files from the Fund and to receive data entered directly into the Transfer Agent’s system by the Fund.

7.10

The Transfer Agent will maintain and comply with a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. The Transfer Agent will provide the Fund with a letter, upon request, setting forth the results of the latest test. The Transfer Agent maintains, and will continue to maintain throughout the term of the Agreement, a disaster recovery plan and business continuity plan (for purposes of this subsection, the “Plans”) that are reasonably designed to permit Transfer Agent to recover from a disaster and continue providing services to customers, including the Funds, within the recovery time objectives set forth in the Plans, or other recovery time objectives as mutually agreed to by the Parties. The Plans include, but not be limited to, recovery strategy, documented recovery plans covering all areas of operations necessary to delivering the services pursuant to the Agreement, vital records protection and testing plans. The Plans also provide, without limitation, for off-site backup of critical data files, information, software, documentation, forms and supplies, as well as alternative means of transmitting and processing information. The Plans further provide for recovery after both short and long term disruptions in facilities, and data processing equipment. The Transfer Agent further agrees to provide at no expense to the Fund, a SAS 70-Type II independent audit firm report (“SAS 70 Report”), covering the services provided by the Transfer Agent under this Agreement, on an annual basis covering a consecutive twelve (12) month period. In addition, as part of its Compliance+ Program and for the additional administrative expense associated therewith, the Transfer Agent will provide a semi-annual SAS 70 Report covering the services provided by the Transfer Agent under this Agreement for the first consecutive six (6) months of the Transfer Agent’s fiscal year. The Transfer Agent will provide the Fund with a copy of such SAS 70 Report within forty-five (45) days after the SAS 70 Report is received by the Transfer Agent. The Transfer Agent agrees to meet with the Fund at its request to discuss in good faith (i) any qualifications or other matters raised in connection with a SAS 70 Report that are of concern to the Fund and (ii) the Transfer Agent’s plans and timetable for correcting any such matters, which corrections will be addressed within a reasonable period of time in light of the time, resources and complexity of the issues involved.

7.11

If requested by the Fund, and on reasonable terms agreed upon by the Transfer Agent and the Fund, the Transfer Agent will provide (i) training to the Fund and its employees and such other parties designated by the Fund, including, without limitation, end-users and technical staff, on all software and hardware, (ii) training required as a result of administrative, systems or operational changes initiated by the Transfer Agent and (iii) training requested by the Fund for new employees and such other individuals as may be required by the Fund or for changes initiated by the Fund not in response to any change initiated by the Transfer Agent. Such training will be provided at times and places agreed to by the Transfer Agent and the Fund and based on reasonable fees and Out-of-Pocket Expenses to be mutually agreed upon. The training described herein will be billed to the Fund as an Out-of-Pocket Expense as provided for in Article 3.

7.12

The Transfer Agent will ensure that technical support services from DST (e.g., DST 800 number) are available to the Fund 24 hours a day, each day of the year. The Transfer Agent technical support staff will be made available each Business Day between the hours of 7:00 a.m. and 7:00 p.m. Eastern Time. The Transfer Agent will provide an up-to-date list of contact staff and their telephone numbers, including those of unit/shift managers at the Transfer Agent and DST, to the Fund.

7.13

The Transfer Agent will conduct batch processing of all Shareholder transactions received in good order. Purchases and redemption requests received before the end of the Business Day will be applied to the current Business Day for the purpose of such batch processing. The Transfer Agent will have files electronically transmitted to the Fund by 6:00 a.m. Eastern Time each Business Day. The Transfer Agent shall notify the Fund as soon as practicable of production and/or transmission problems impacting the systems.

7.14

The Transfer Agent will provide the Fund with access to the AWD/TANT software specified in Section 7.1 and any additional connectivity that the Fund shall reasonably request upon mutual agreement of the Transfer Agent and the Fund including any additional charges resulting there from. Standard software upgrades should be scheduled regularly and completed by both parties at no additional cost. The Transfer Agent shall, upon request from the Fund, provide assistance configuring the Fund’ workstations to be fully compatible with the Transfer Agent and/or DST applications utilized to provide transaction capabilities and will allow for the entry of literature requests into the literature system for transmission to a fulfillment vendor’s system.

7.15

Upon request from the Fund (and upon mutual agreement as to applicable costs and expenses), the Transfer Agent will provide the Fund with connectivity to other appropriate computer or other systems for use by the Fund in servicing Shareholders at locations designated by the Fund in a mutually agreeable system configuration.

8.	Data Access and Proprietary Information

8.1

The Fund acknowledges that the databases, computer programs, software and code, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access the Fund Records (as defined in Section 14.1 below) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third parties (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, the “Transfer Agent Proprietary Information”) of substantial value to the Transfer Agent or such other third party. In no event shall the Transfer Agent Proprietary Information be deemed Fund Confidential Information

(defined in Section 11.1 below). All the Transfer Agent Proprietary Information will be treated as proprietary to the Transfer Agent and shall not be divulged to any person or organization, other than on a need to know only basis to affiliates, and agents, subcontractors and employees except as may be provided hereunder or as permitted or required by law. Without limiting the foregoing, the Fund agrees for itself and its employees and agents to:

(a)

Access such programs and databases solely from locations as may be designated in writing by the Transfer Agent and solely in accordance with the Transfer Agent’s applicable user documentation that has been delivered to the Fund;

(b)

Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund’s computer(s)), the Transfer Agent Proprietary Information, provided, however, that the Fund shall be permitted to retrieve information on any Fund Records held by the Transfer Agent on a computer screen or in reports notwithstanding any such Fund Records being imbedded in a screen format or report format that constitutes the Transfer Agent Proprietary Information;

(c)

Refrain from obtaining unauthorized access to any portion of the Transfer Agent Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)

Refrain from causing or allowing the Transfer Agent Proprietary Information, from being transmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

	(e)	Allow the Fund to have access only to those transactions concerning the Fund and those authorized transactions agreed upon by the parties; and

(f)

To honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent’s sole cost and expense, the rights of the Transfer Agent in the Transfer Agent Proprietary Information at common law, under federal copyright law and under other federal or state law.

The Transfer Agent and the Fund shall make reasonable efforts to advise their respective employees and affiliates of their respective obligations pursuant to this Article 8.

8.2

The Transfer Agent and the Fund acknowledge that a breach of the provisions of this Article 8 and of Article 11 by the Transfer Agent and/or the Fund may cause irreparable harm for which money damages would not be adequate compensation and the Transfer Agent and the Fund agree that, in addition to all other remedies available at law or equity, injunctive relief against the Transfer Agent and/or the Fund will be reasonably appropriate for redress of any such breach.

8.3

For the transactions available to the Fund, that include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares or transmit Shareholder data or other information, the Transfer Agent shall be entitled to reasonably rely on the validity and authenticity of such instructions without undertaking any further inquiry as long as such instruction is undertaken in conformity with the Security Procedure, as established by the Fund and the Transfer Agent from time to time.

9.	Indemnification by the Fund

          9.1 The Transfer Agent shall not be responsible for, and the Fund shall indemnify and hold the Transfer Agent, and with respect only to Section 9.1(g) herein, also State Street Bank and Trust Company (“State Street”), harmless, from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (“Losses”) arising out of or attributable to:

(a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken by the Transfer Agent, its employees and officers in good faith and with reasonable care and without negligence or willful misconduct or willful violation of law;

(b) The Fund's lack of good faith, negligence or willful misconduct which arises out of the breach of any representation or warranty of the Fund hereunder;

(c) The reasonable reliance upon or use by the Transfer Agent of information, records, documents or services, which (i) are received by the Transfer Agent and which (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund and delivered to the Transfer Agent or its agents or subcontractors;

(d) The reasonable reliance, or the carrying out by the Transfer Agent of any written instructions or written request of the Fund;

(e) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(f) The acceptance of facsimile transaction requests on behalf of Shareholders received from Separate Accounts, broker-dealers, TPAs, insurance companies, or the Fund, and the reliance by the Transfer Agent on the Separate Account, broker-dealer, TPA, insurance company, or the Fund ensuring that the original source documentation is in good order and properly retained;

(g) The negotiation and processing of checks and wires, including without limitation for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent for the Fund at the Bank, provided such actions are taken by the Transfer Agent and its employees and officers, in good faith, with reasonable care and without negligence or willful misconduct or willful violation of law;

(h) Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

9.2

At any time, the Transfer Agent may apply to an authorized officer of the Fund for instructions with respect to any matter arising in connection with services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith and with reasonable care and without negligence in reliance upon any such instructions from an officer of the Fund. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting in good faith and with reasonable care and without negligence upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the duly authorized person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, telex, facsimile, CRT data entry, electronic instruction, or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund in accordance with this Agreement.

9.3

The indemnification provisions contained in this Article 9 and any other written indemnifications given to the Transfer Agent by the Fund in connection with this Agreement and the transactions and services related thereto shall only be enforceable by the Transfer Agent to the extent the Transfer Agent does the following: upon the assertion of any action, suit, claim or demand for which the Fund may be required to indemnify the Transfer Agent hereunder, the Transfer Agent shall by written notice as set forth in Section 17.12, promptly notify the Fund of such assertion, and thereafter shall promptly advise the Fund with respect to all developments concerning such action, suit, claim or demand. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. The Transfer Agent shall fully cooperate in the defense of any action, suit, claim or demand. In the event the Fund elects to assume the defense of any such suit and retain counsel, the Transfer Agent or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel, but shall bear the fees and expenses of such counsel unless the Fund shall have specifically authorized in writing the retaining of such counsel. The Transfer Agent shall not settle any action, suit, claim or demand for which indemnity may be sought hereunder without the prior written approval of the Fund, which approval shall not be unreasonably withheld.

10.	Transfer Agent Standard of Care and Indemnification

10.1

The Transfer Agent shall at all times act in good faith, use reasonable care and perform all services under this Agreement in a commercially reasonable manner and agrees to use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable for loss or damage due to errors unless said errors are caused by the negligence, bad faith, willful misconduct or willful violation of law by the Transfer Agent or its officers, employees, agents or subcontractors. If the Transfer Agent becomes aware of any material events arising from the performance of the services under this Agreement that involve actual or reasonably probable liability to the Fund, the Transfer Agent agrees to promptly notify the Fund of the occurrence of such events.

10.2

In addition to the liability of the Transfer Agent under Section 10.1, the Transfer Agent also shall be liable to the Fund for all reasonable and thoroughly documented Out-of-Pocket costs and expenses incurred by the Fund in connection with any claim by the Fund against the Transfer Agent, its agents or subcontractors arising from the duties and obligations of the Transfer Agent hereunder, including, without limitation, all reasonable documented attorneys’ fees and expenses incurred by the Fund in asserting any such claim, and all reasonable and thoroughly documented Out-of-Pocket Expenses incurred by the Fund in connection with any lawsuits or proceedings relating to such claim, provided that the Fund has recovered from the Transfer Agent for such claim.

11.	Fund Confidential Information

11.1

All the Fund Confidential Information (as defined below) shall be proprietary and the Transfer Agent shall hold all the Fund Confidential Information confidential and in strict confidence and shall not sell or disclose or otherwise make available any Fund Confidential Information to any third party, unless written authorization to make such disclosure has been given by the Fund. Any Fund Confidential Information acquired during the course of this Agreement shall continue to be treated as Fund Confidential Information. The “Fund Confidential Information” shall mean any personal or non-personal information obtained by or on behalf of the Transfer Agent from, or disclosed to the Transfer Agent or its representatives in the performance of the services by, Shareholders or prospective Shareholders or the Fund or created by the Fund, whether any of such information is in oral or printed form or on any computer disks, computer tapes, or other electronic or magnetic formats, including, without limitation, financial statements and financial data concerning Shareholders, Shareholder lists, investments and transactions of and in the Fund, client information or related information, tax information (including without limitation tax return information) whether pertaining to a Shareholder, the Fund or otherwise, any communications with Shareholders (including, without limitation, tape recorded conversations), the services and the results from the provision of the services, computer software and coding for computer software (excluding any software or hardware modification provided by the Transfer Agent), any information subject to a confidentiality agreement between the Fund and another party relating to services provided to the Fund that the Transfer Agent has been notified of and made aware of the applicable confidentiality obligations under such confidentiality agreement, and any information that the Fund has notified the Transfer Agent relates to a pending announcement by a Fund. Notwithstanding the foregoing, the “Fund Confidential Information” does not include any information: (i) that was previously known by the Transfer Agent without obligation of confidence; or (ii) that was previously disclosed in a lawful manner to the Transfer Agent without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; or (iii) that was or is rightfully received from a third party without obligations of confidence or from publicly available sources without obligations of confidence; or (iv) that is, or in the normal course has become, in the public domain (including subject to disclosure under state or federal Freedom of Information Act); or (v) that was or is developed by means independent of information provided by the Transfer Agent or by an affiliate (or delegate of obligations under this Agreement) thereof. Under no circumstances shall the Transfer Agent Proprietary Information be deemed to be the Fund Confidential Information.

11.2

Section 11.1 shall not restrict any disclosure required to be made by applicable law, except that (i) in case of any requests or demands for the inspection of the Fund Confidential Information that arise from persons other than authorized officers of the Fund, the Transfer Agent will immediately notify the Fund and secure instructions from an authorized officer of the Fund as to such inspection and (ii) the Transfer Agent shall promptly notify an authorized officer of the Fund in writing of any and all legal actions received by or served on the Transfer Agent, and shall use its best efforts to promptly notify the Fund of all contacts and/or correspondence received by the Transfer Agent from any regulatory department or agency or other governmental authority purporting to regulate the Fund and not the Transfer Agent, regarding the Transfer Agent’s duties and activities performed in connection with this Agreement, and will cooperate with the Fund in responding to such legal actions, contacts and/or correspondence. Notwithstanding the restrictions on the Fund Confidential Information described herein, the Transfer Agent will disclose such the Fund Confidential Information and/or Fund Records as is reasonable and appropriate when required to do so by law, court order or regulatory authority. The Fund and the Transfer Agent will agree on reasonable procedures regarding such required disclosure and the Transfer Agent will make every reasonable effort to notify the Fund of requests for such information by the Securities and Exchange Commission or any other federal or state securities regulatory agency prior to the release of such records so as to provide Fund with a reasonable opportunity to seek an injunction to prevent the disclosure of the Fund Confidential Information if the Fund believes disclosure is not legally required.

11.3

The Transfer Agent shall implement appropriate security measures, policies and procedures and reasonable physical, electronic, disposal and procedural safeguards including, without limitation, an information security and disposal program as required by the Gramm-Leach-Bliley Act (“GLBA”), requirements of the Fair Credit Reporting Act (“FCRA”) and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) (“SEC Reg. S-P”) promulgated thereunder, as they may be amended and any successor statutes, or implementing regulations, or any state or federal System Security Breach Law or regulation, including applicable Massachusetts privacy law and regulation, for: (i) securing and maintaining in confidence any and all the Fund Confidential Information; (ii) protecting against anticipated threats or hazards to the security or integrity of the Fund Confidential Information and (iii) protecting against unauthorized access to or use of the Fund Confidential Information that could result in substantial harm or inconvenience to any Shareholder. The Transfer Agent shall not, at any time, use or disclose any such Fund Confidential Information for any purpose other than as specifically authorized by this Agreement, or in writing by the Fund. The Transfer Agent further agrees to notify the Fund within reasonable time of any breach of its computer systems which may have compromised the Fund Confidential Information as defined by California Civil Code Section 1798.82 – Breach of System Security law or other similar federal or state laws requiring notification to affected Shareholders. The Transfer Agent will promptly respond to any reasonable written request by the Fund for assistance regarding the Fund’s obligations with respect to the Fund Confidential Information protected under this Section 11, including but not limited to the Fund’s obligation for due diligence and monitoring of the Transfer Agent’s privacy policy, information security and disposal program. If the Fund believes that, in the course of providing services under this Agreement, the Transfer Agent will have access to data that the Fund does not want the Transfer Agent personnel to comprehend, the Fund may encrypt such data so that it will be unintelligible.

11.4

Upon termination of this Agreement, or as otherwise requested by the Fund, all the Fund Confidential Information held by or on behalf of the Transfer Agent shall be, at the Fund’s request, either promptly returned to the Fund or, if requested by the Fund, destroyed as may be required by applicable law, in which case an authorized officer of the Transfer Agent will certify to the Fund in writing that all such information has been destroyed.

11.5

The provisions of Section 11.1 though 11.4 shall also apply to the delegates and subcontractors of the Transfer Agent and directors, officers, employees and agents of the Transfer Agent and such delegates and subcontractors. The Transfer Agent shall use its best efforts to ensure that its employees, officers, directors and agents and its delegates and their employees, officers, directors and agents adhere to the confidentiality requirements set forth herein. Use and disclosure of the Fund Confidential Information by such employees and agents to the extent necessary to carry out the terms and purposes of this Agreement is acceptable.

11.6

The Fund and the Transfer Agent shall each comply with all applicable federal and state laws, rules and regulations relating to privacy, confidentiality, identity theft, data security and the handling and disposal of non-public personal financial information applicable to it that may be established from time to time, including but not limited to the GLBA, FCRA and SEC Reg. S-P promulgated thereunder, as either may be amended and any successor statutes or implementing regulations, which are directly applicable to their respective businesses and their obligations hereunder.

12.	Covenants of the Transfer Agent

12.1

The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any, and for the preparation or use, and for keeping account of, such forms and devices.

12.2

The Transfer Agent will provide the Fund with copies of all policies and procedure manuals utilized by any and all of the Transfer Agent’s operating units performing duties related to the Transfer Agent’s responsibilities to the Fund as described herein. These procedural manuals must be kept up to date and shared with the Fund each time a procedure is amended.

12.3

The Transfer Agent agrees to comply with the performance measurement standards for certain services attached hereto as Schedule 12.3 and made a part of this Agreement (the “Performance Measurement Standards”). The Transfer Agent will provide monthly reports that document the Transfer Agent’s performance relative to the Performance Measurement Standards in the form required by the Fund. Additional details on service metric incentives and reductions are provided in the attached Schedule 12.3. The Performance Measurement Standards may be modified from time to time subject to the mutual written agreement between the Fund and the Transfer Agent.

12.4	The Transfer Agent represents, warrants and covenants that:

(a)

The Transfer Agent shall, at its own expense, secure and maintain, throughout the term of this Agreement, the minimum insurance coverage described in Schedule 12.4(a) to this Agreement, provided that such coverage is available from an insurance carrier at a reasonable cost to the Transfer Agent. The Transfer Agent shall provide the Fund with written notice of any modification that decreases its coverage below such minimums or terminates such coverage. Such notice shall be given within thirty (30) days of the Transfer Agent’s receipt of notice of such modification or termination. Such insurance will be maintained with companies qualified to do business in the jurisdiction in which the services will be performed.

(b)

(i) In accordance with Rule 38a-1 under the 1940 Act (“Rule 38a-1”), the Transfer Agent will provide the Fund with its written compliance policies and procedures as required by Rule 38a-1 (“Rule 38a-1 policies and procedures”). The Transfer Agent’s Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations of the federal securities laws as defined in Rule 38a-1, and which include the Securities Act of 1933, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations, Anti-Money Laundering Laws, and any rules adopted thereunder by the SEC or the Department of the Treasury (“Federal Securities Laws”). The Transfer Agent will promptly provide the Fund’s Chief Compliance Officer(s) with any material changes that have been made to the Transfer Agent’s Rule 38a-1 policies and procedures.

(ii)

The Transfer Agent agrees to cooperate with the Fund in the annual review of the Transfer Agent’s Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer(s) of the Fund to determine the adequacy of the Transfer Agent’s Rule 38a-1 policies and procedures and the effectiveness of their implementation (the “Annual Review”). The Transfer Agent also agrees to cooperate with the Fund in any interim reviews of the Transfer Agent’s Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing a quarterly 38a-1 certification and such other sub-certifications and documentation as the Fund’s Chief Compliance Officer(s)

shall reasonably request from time to time, and implementing reasonable changes to the Transfer Agent’s Rule 38a-1 policies and procedures satisfactory to the Fund’ Chief Compliance Officer(s).

(iii)

The Transfer Agent will provide the Fund with ongoing, direct, and immediate access to the Transfer Agent’s compliance personnel and shall cooperate with the Fund’s Chief Compliance Officer in carrying out the Fund’s obligations under Rule 38a-1 to oversee the compliance program of the Transfer Agent.

(iv)

The Transfer Agent will promptly notify the Fund and the Fund’s Chief Compliance Officer in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to the Transfer Agent’s Rule 38a-1 policies and procedures and will cooperate with the Fund in providing the Fund with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by the Transfer Agent (or its officers, directors, employees, or agents); (2) a violation of the Transfer Agent’s Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of the Transfer Agent’s Rule 38a-1 policies and procedures.

(v)

The Transfer Agent (and anyone acting under the direction of the Transfer Agent) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Fund’ Chief Compliance Officer(s) in the performance of her or his responsibilities under Rule 38a-1.

13.	Termination of Agreement

13.1

The initial term of this Agreement shall commence on July __, 2010 and shall expire on August 31, 2014 (the “Initial Term”), unless: (i) terminated by the Fund upon one hundred eighty (180) days’ prior written notice to the Transfer Agent, or by the Transfer Agent upon one hundred eighty (180) days’ prior written notice to the Funds; or (ii) earlier terminated pursuant to this Article 13. This Agreement shall automatically continue in effect after the Initial Term unless terminated by the Fund upon ninety (90) days’ prior written notice to the Transfer Agent, or by the Transfer Agent upon one hundred eighty (180) days’ prior written notice to the Fund, with such termination to be effective at the time specified in the written notice. In the event that the Fund terminates this Agreement prior to the end of the Initial Term, then the Fund will, other than as provided below, pay to the Transfer Agent an amount equal to the average monthly fee paid by the Fund to the Transfer Agent under the Agreement multiplied by the number of months remaining in the Initial Term (not to exceed six (6) months) and calculated as set forth on the then current Fee Schedule, on the date notice of termination was given to the Transfer Agent. The foregoing payment shall not apply during any renewal term or in the event notice of non-renewal is given, or in the event that the Fund terminates this Agreement (x) for cause, pursuant to an uncured material breach by the Transfer Agent under Section 13.2, or (y) due to the Transfer Agent’s bankruptcy, insolvency or similar action under Section 13.3. Ninety (90) days before the expiration of the Initial Term or any renewal term, the Transfer Agent and the Fund will agree upon a fee schedule for services for the upcoming renewal term. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below).

13.2

This Agreement will terminate if any party shall be in material breach of this Agreement and such breach remains uncured to the reasonable satisfaction of the non-breaching party for more than thirty (30) days after the non-breaching party has given written notice thereof to the breaching party. Such termination shall become effective one hundred twenty (120) days after the end of the 30-day cure period and shall be without prejudice to any other remedy of the non-breaching party. A material breach of this Agreement will include, without limitation, the failure by the Transfer Agent to conform to (i) any single Performance Measurement Standard for a period of six consecutive months or (ii) more than one Performance Measurement Standard during any quarter.

13.3	This Agreement will also terminate if:

(i)

a party commences a voluntary case or other proceeding seeking rehabilitation, liquidation, reorganization or other relief with respect to itself or its debts under any rehabilitation, bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, rehabilitator, receiver, liquidator, custodian or other similar official of all or substantially all of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or file an answer admitting the material allegations of a petition filed against it in any such proceeding or fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(ii)

an involuntary case or other proceeding shall be commenced against a party seeking rehabilitation, liquidation, reorganization or other relief with respect to it or its debts under any rehabilitation, bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of all or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

13.4

If this Agreement is terminated, all parties will act in good faith to cooperate in an orderly transition. The Transfer Agent agrees that, in order to provide for uninterrupted service to the Fund, the Transfer Agent, at the Fund’s request, shall offer reasonable assistance to the Fund in converting the Fund’s records from the Transfer Agent’s systems to whatever service or systems are designated by the Fund (the “Deconversion”) (subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time) within a reasonable time frame agreed to by the Transfer Agent and the Fund. As used herein “reasonable assistance” and “transitional assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any of the Transfer Agent Proprietary Information, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s system.

13.5

If this Agreement expires or is terminated pursuant to Sections 13.1, 13.2 or 13.3, all parties will act in good faith to cooperate in an orderly transition and the Transfer Agent will also use commercially reasonable efforts to assist as expeditiously as possible an orderly transition of the services described in this Agreement to any new transfer agent selected by the Fund (including without limitation (i) delivering all Fund Records in possession of the Transfer Agent or its subcontractors or agents to the Fund or its designee(s), and (ii) performing the services under this Agreement in parallel with such new transfer agent).

13.6

In the event that this Agreement expires or is terminated, the Fund shall provide the Transfer Agent with the specifications for the transition to a new duly appointed transfer agent and the Transfer Agent shall provide the Fund with an estimate of all reasonable Out-of-Pocket Expenses that will be incurred by the Transfer Agent in connection with the transition. The expenses set forth on the approved estimate shall be paid by the Fund, provided, however, that, in addition to such reasonable Out-of-Pocket Expenses, the portion of the fees set forth on Schedule 3.1 accrued to the date the Transfer Agent is no longer providing the services under this Agreement shall become due and payable thirty (30) days after such date; provided, further, that such fees shall cease to accrue as of such date and the Fund’s obligation to pay such fees shall terminate thereafter.

14.	Fund Records.

14.1

The Transfer Agent acknowledges and agrees that it does not own, or have any right, title, interest in or beneficial ownership of the following: all records, books, data, documents, reports, analyses, designs, drawings, correspondence, papers and files for or relating solely or primarily to the Fund, regardless of by whom created and whether or not in the possession of the Transfer Agent or the Fund, including, without limitation, all lists, compilations and summaries of Shareholder or prospective shareholders who contact the Fund or the Transfer Agent or any delegate or subcontractor for the purpose of expressing an interest in the Fund (collectively, the “Fund Records”). Under no circumstances shall the Transfer Agent Proprietary Information be deemed to be Fund Records.

14.2

The Transfer Agent shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this Agreement, which shall be Fund Records and must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter, except to the extent earlier returned to the Fund. Any regulatory or administrative agency having jurisdiction and the authority to conduct an examination of the Fund shall have access to such Fund Records during normal business hours at an office of the Transfer Agent within The Commonwealth of Massachusetts or, if no such office is available, at a mutually agreeable and reasonable venue within The Commonwealth of Massachusetts for the term specified above for the purposes of inspection, auditing and copying. Further, such regulatory or administrative agency shall be entitled to conduct other financial audits with respect to the Fund and performance audits with respect to the Transfer Agent’s services provided hereunder, from time to time, at such regulatory or administrative agency’s expense. The Fund shall promptly forward to the Transfer Agent any notice received from such regulatory or administrative agency of its intent to conduct such an audit. The Transfer Agent shall give to the persons performing the audit its full cooperation. The Transfer Agent shall give to the persons performing the audit access to all such Fund Records. As a matter of clarification, no such inspection shall include any visits, inspections, examinations, audits or verification of any of the properties, documents, books, reports, work papers and other records belonging to, or in the possession of the Transfer Agent, involving any service, product or work the Transfer Agent does or possesses other than those with respect to the Fund.

14.3

The Transfer Agent agrees that all Fund Records established or maintained hereunder will be preserved and maintained in accordance with all applicable laws, rules and regulations, consistent with prevailing industry standards for transfer agents.

14.4

The Transfer Agent shall ensure that all Fund Records shall be readily accessible to the Fund in a commercially reasonable manner and shall be surrendered promptly to the Fund on and in accordance with the Fund’s request. The Fund may, at any time and from time to time, reasonably request copies of such records and the Transfer Agent will provide the same. Upon termination of this Agreement, or as otherwise requested by the Fund, all Fund Records shall be promptly returned to the Fund. Within thirty (30) days after completion of a Deconversion (defined above in Section 13), the Fund will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Fund and then in the Transfer Agent’s possession. If the Fund fails to give such notice, then the Transfer Agent will contact the Fund and such records will be disposed of as agreed upon by the parties. The reasonable costs of any such continued retention or disposition of such records shall be billed to and paid in accordance with Article 3 of this Agreement. In no event shall the Transfer Agent be required to keep archived versions of Fund Records beyond the requirements of law applicable to its recordkeeping business and the terms of this Section 14.4. In the event that the Fund terminates this Agreement and later requests that he Transfer Agent search for, recover and provide to the Fund duplicate copies of records, if any, that at such time are in the Transfer Agent’s possession and which relate to the prior services performed by the Transfer Agent for the Fund, the Fund agrees to pay the reasonable administrative costs for the search, recovery and provision of any such duplicate records.

14.5

The Transfer Agent shall also permit the Fund during the term of this Agreement, through any person(s) designated by the Fund at such reasonable times during normal business hours and as often as the Fund may reasonably deem appropriate, but not so often as to place unreasonable burden on the Transfer Agent (i.e., no more than two times a year), on at least ten (10) Business Days’ prior written notice to an authorized officer of the Transfer Agent, to conduct an inspection. As a matter of clarification, the Fund acknowledge and agree that no such inspection shall include any visits, inspections, examinations, audits, or verification of any of the properties, documents, books, reports, work papers and other records belonging to, or in the possession of the Transfer Agent, involving any service, product or work the Transfer Agent does or possesses other than those relating directly to this Agreement and the services.

14.6	The Transfer Agent will provide the Fund with copies of audit reports filed with governmental authorities and all Transfer Agent filings with regulatory agencies directly related to the Fund.

14.7

There will be no fees or charges in addition to the service fees in Sections A and B of the attached Schedule 3.1 owed to the Transfer Agent for the disclosure or production of any records under this Article 14.

14.8

Transfer Agent shall cooperate with the Funds’ independent public accountants and shall take all reasonable actions to provide any information reasonably requested by such accountants for the expression of their opinion, as required by the Funds.

15.	Assignment and Third Party Beneficiaries; No Partnership; Independent Contractor

15.1

Except as provided in Section 16.2 below, neither this Agreement nor any rights or obligations hereunder may be assigned by the Transfer Agent or a Fund without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

15.2

Except as specifically provided herein, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Fund.

15.3

Nothing contained in this Agreement shall be deemed or construed to create the relationship of a joint venture or partnership between any Fund and the Transfer Agent. No party shall have the authority to bind another party without the other party’s written consent. the Transfer Agent is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of its business

16.	Subcontractors

16.1

Subject to the approval of the Fund (which approval shall not be unreasonably withheld), the Transfer Agent may subcontract for the performance hereof with (i) a subsidiary that is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act (“Section 17A(c)(2)”) or (ii) a non-subsidiary affiliate of the Transfer

Agent duly registered as a transfer agent under Section 17A(c)(2); provided, however, that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor or agent as it is for its own acts and omissions. All services under this Agreement performed by the Transfer Agent or any subcontractor approved by the Funds must be performed within the United States of America unless the Funds are notified in advance and have agreed to the performance of services outside the United States.

16.2

The Funds may, upon prior written notice to the Transfer Agent, subcontract for the performance if its obligations hereunder with any affiliate; provided, however, that the Fund shall be as fully responsible to the Transfer Agent for the acts and omissions of any subcontractor or agent as provided in this Agreement as it is for its own acts and omissions under this Agreement.

17.	Miscellaneous

17.1	Amendment. Except as otherwise herein provided, this Agreement, including the attached schedules and exhibits, may be amended or modified only by a written agreement executed by the parties.

17.2	Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

17.3

Force Majeure. The Transfer Agent shall not be liable for any damages to a Fund or Portfolio resulting from the Transfer Agent’s failure to perform under this Agreement or for the loss of all or part of any records or proprietary information of a Fund or Portfolio maintained or preserved by such Fund or Portfolio pursuant to this Agreement or for any delays or errors occurring because of acts of God, equipment or transmission failure, or damage reasonably beyond its control, except to the extent that the Transfer Agent shall have failed to undertake commercially reasonable efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage caused to a Fund or Portfolio by such circumstances.

17.4

Consequential Damages. Except for intentional violations of Section 11 of this Agreement and subject to the limit noted herein, neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder. The Transfer Agent’s aggregate liability during any term of this Agreement for special, indirect or consequential damages under this Section in connection with intentional violations of Section 11 shall not exceed the aggregate of six (6) months of fees, but not including reimbursable expenses, received hereunder by the Transfer Agent for all of the Funds covered by this Agreement.

17.5

Survival. Articles 8 (Data Access and Proprietary Information), 9 (Indemnification by the Fund), 10 (Transfer Agent Standard of Care), 11 (Fund Confidential Information), 12 (Covenants of the Transfer Agent), 13 (Termination of Agreement), 14 (Fund Records), 17.2 (Governing Law), 17.3 (Force Majeure), 17.4 (Consequential Damages), 17.5 (Survival), 17.8 (Waiver) and 17.12 (Notices) shall survive termination of this

Agreement.

17.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

17.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

17.8

Waiver. The terms and conditions hereof may be waived only by a written instrument signed by the party waiving compliance. The failure of a party to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall neither constitute a waiver of any rights provided under this Agreement, estop a party from thereafter demanding full and complete compliance, nor prevent a party from exercising such a right or remedy in the future.

17.9

Entire Agreement. This Agreement, including the attached schedules and exhibits, sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and incorporates, merges and supersedes any and all prior understandings and communications, whether written or oral, with respect to such subject matter.

17.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17.11.

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

17.12

Notices. All notices required or permitted to be given under this Agreement shall be in writing (provided, however, that telephonic notice will be given where required under this Agreement) and notice shall be deemed duly given upon delivery or refusal of delivery if personally delivered, upon confirmation of transmission if sent by facsimile transmission, upon the third Business Day after mailing if sent by registered or certified mail, postage prepaid, and upon receipt or refusal of delivery if sent by reputable courier, as follows, or to such other address any party may hereafter designate by notice to the other parties hereunder:

(a)	If to the Transfer Agent, to:

Boston Financial Data Services, Inc.
2000 Crown Colony Drive
Quincy, Massachusetts 02169
Attention: Legal Department
Facsimile: (617) 483-7091

(b)	If to the Funds, to:
TIAA-CREF
730 Third Avenue
New York, New York 10017
Attention: Janice Carnicelli
Facsimile: 212-916-6998

(c)	If to DST Technologies (with respect to Section 7.1 only)
DST Technologies, Inc.
333 West 11th Street
Kansas City, MO 64105
Attention: Legal Department

17.13

Identity Theft Prevention. The Transfer Agent has developed and maintains a program of policies, procedures and controls to assist the Fund in its compliance with applicable identity theft regulatory requirements. The Transfer Agent’s program and controls are reasonably designed to assist in the detection of violations of those requirements. The Transfer Agent agrees to report any detected violations to the Fund in accordance with agreed upon procedures and to provide annual certification to the Fund with respect to its controls.”

18.	Headings And Schedules

Headings and subheadings of provisions of this Agreement and the above table of contents are solely for the convenience of reference and are not a part of this Agreement and shall not affect the meaning, construction, operation or effect hereof. The attached schedules and exhibits are a part of this Agreement.

19.	Additional Portfolios/Funds

19.1

Additional Portfolios. In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

19.2

Additional Funds. In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

19.3

Conditions re: Additional Funds/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new Funds or Portfolios, the Transfer Agent shall add them to the TA2000 System upon at least thirty (30) days’ prior written notice to the Transfer Agent provided that the requirements of such Funds or Portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional Funds or Portfolios shall be determined as set forth in Section 3.1. To the extent such Funds or Portfolios use functions, features or services not set forth in Section 1.1, Section 1.2 or Schedule 7.1, the rates and charges applicable to such new functions, features or characteristics may be established or increased in accordance with Section 3.3.

20.	Limitations of Liability of the Trustees and Shareholders

In the case where the Fund is a trust, a copy of the trust instrument (if applicable) is on file with the Secretary of the State of the state of its organization, and notice is hereby given that this instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the trust (or a particular Portfolio, where applicable).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

TIAA-CREF LIFE FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:

Name:

Title:

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

ATTEST:

BOSTON FINANCIAL DATA SERVICES, INC.

By:

Name:

Title:

ATTEST:

SCHEDULE A
Funds

TIAA-CREF Life Funds *

Bond Fund
Growth Equity Fund
Growth & Income Fund
International Equity Fund
Large-Cap Value Fund
Money Market Fund
Social Choice Equity Fund
Small-Cap Equity Fund
Stock Index Fund
Real Estate Securities Fund

* TIAA-CREF Funds is a Delaware statutory trust.

Schedule A - 1

SCHEDULE 1.2(e)
AML DELEGATION
Dated: July _ , 2010

1. Delegation. In connection with the enactment of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the regulations promulgated thereunder, (collectively, the “USA PATRIOT Act”), the Fund has developed and implemented a written anti-money laundering program (the “AML Program”), which is designed to satisfy the requirements of the USA PATRIOT Act. Under the USA PATRIOT Act, an entity can elect to delegate certain duties with respect to the implementation and operation of its AML Program to a service provider, including its transfer agent. The Fund is desirous of having the Transfer Agent, perform certain delegated duties pursuant to the AML Program with respect to the Shareholder accounts that are the subject of this Agreement and the Transfer Agent desires to accept such delegation.

2. Limitation on Delegation. The Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only those duties that have been expressly delegated on this Schedule 1.2(e) (the “Delegated Duties”), as may be amended from time to time. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, shares in the Fund for which the Transfer Agent maintains the applicable shareholder information.

3. Consent to Examination. In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Fund remains responsible for assuring compliance with the USA PATRIOT Act and that the records the Transfer Agent maintains for the Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiner.

4. Delegated Duties. Consistent with the services provided by the Transfer Agent and with respect to the beneficial ownership of, and transactions in, interests in the Funds for which the Transfer Agent maintains the applicable Account Owner and Designated Beneficiary information and for which the transaction information is maintained on the Transfer Agent’s transfer agent system, the Transfer Agent shall:

(a)

On a daily basis, submit all new customer account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)	Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)	On a daily basis, submit special payee information from checks, outgoing wires and

Schedule 1.2(e) - 1

systematic withdrawal files through the OFAC database;

(d)

Review certain types of redemption transactions that occur within thirty (30) days of an account establishment, registration change, or banking information change (e.g. redemption by check after address change; redemption by wire after banking information change; or redemptions over a certain% after establishment);

(e)	Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f)	Review accounts with small balances followed by large purchases;

(g)	Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)	Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i)

Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)

Compare all new customer accounts and registration maintenance through the Known Offenders database and notify the Fund of any match. Review customer accounts to identify those established by Known Offenders attempting fraud and once identified, freeze such accounts;

(k)

Compare account information to any FinCEN request received by the Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(l)

(i)Take reasonable steps to verify the identity of any person seeking to open an account with the Fund and notify the Fund in the event that such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Fund by any government agency;

(m)

Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent

Schedule 1.2(e) - 2

will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact the Fund’s AML Officer for further instruction.

(n)

Upon the request by the Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

5. Supervision by the Fund. In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR or other similar report or notice to OFAC then the Transfer Agent shall also immediately notify the Fund unless prohibited by applicable law. The Transfer Agent shall make available on the Transfer Agent’s Compliance Dashboard, which is accessible by the Fund, quarterly updates of certain regulatory reports filed by the Transfer Agent. Upon written request by the Fund, the Transfer Agent shall make available to the Fund copies of the Transfer Agent’s policies and procedures utilized to perform the duties delegated under this Schedule 1.2(e). The Transfer Agent shall also allow a representative of the Fund (or its agents) access to the Transfer Agent’s premises and personnel, subject to the provisions of Section 1.3 of the Agreement, to examine how the Transfer Agent performs such delegated duties.

Schedule 1.2(e) - 3

SCHEDULE 1.4
MONITORING, TRACKING AND RESOLVING “AS-OF” TRANSACTIONS

The following procedures for monitoring and tracking as-of transactions shall be followed:

On a daily basis, the Transfer Agent shall:

1.

Identify all share transactions which involve purchase and redemption orders that are processed as of a time other than the time of the computation of net asset value (“NAV”) per share next computed after the receipt of such orders.

2.

Prepare a “delay in processing” form for every as-of transaction that is not estimated explaining the reason for processing this transaction. Each delay in processing form shall be reviewed, approved and signed by the appropriate level of management prior to processing.

3.

The dollar amount equivalent to one-half of one cent per share shall be calculated systematically and this amount will represent the threshold limit. If the net effect of the as-of transactions is determined to be negative and exceeds the threshold limit, then the Transfer Agent shall promptly contact the Fund accountants. The Transfer Agent will work with the Fund’s accountants to determine what, if any, impact the threshold break has had on the Fund’s NAV per share and what, if any, further action is required.

4.

In the event it is determined the NAV per share of any Fund has been impacted by an as-of transaction, the parties shall determine what corrective action is required. Possible actions may include, but are not limited to, the Fund re-pricing the affected day(s) or the Transfer Agent re-processing all affected transactions that took place during the period. The Transfer Agent shall bear the costs of such reprocessing or other corrective action only to the extent it was responsible for the as-ofs that impacted the price. To the extent that the as-of processing was caused by the Fund or other third party, the Transfer Agent will work with the Fund or such other third party to re-process all affected transactions, if possible, and any other corrective action determined by such parties to be necessary; however, the expense for any such corrective action will be borne by the party that caused the as-of processing or as otherwise agreed among the parties but shall not be borne by the Transfer Agent.

5.	If the price has not been affected, the Fund’s accountant shall review the impact to determine if any further action is necessary.

6.

Review the month-to-date error report for transactions that may have invalid reason codes. If an invalid reason code is identified, the gain/loss amount shall be moved to reflect the correct reason code. Documentation will be maintained for those transactions requiring such changes.

On a monthly basis, the Transfer Agent shall:

1.	Review the monthly detail report and accountability reports.

2.	Prepare compliance as-of monthly recap report.

On an annual basis, the Transfer Agent shall:

Schedule 1.4 - 1

▪	Zero out the previous year’s net gain/loss on the daily accountability month-to-date threshold section of the daily report by using the current position figure.

The above is considered to be a consistent and effective approach to monitoring and tracking as-of transactions, processing items timely and following the SEC guidelines.

This Schedule may be amended from time to time upon the mutual written agreement of the parties.

Schedule 1.4 - 2

SCHEDULE 2.1

INSURANCE SEPARATE ACCOUNTS OR THIRD PARTY ADMINISTRATOR(S)
PROCEDURES

Dated: July __, 2010

The following procedures shall be used by The Transfer Agent and/or the Funds in their respective arrangements with Separate Account(s) or TPA(s):

1.

On each Business Day, the sponsoring insurance company of a Separate Account (“SIC”) or TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Separate Account or Plan. Instructions shall mean as to each Fund (i) orders by the Separate Account or Plan for the purchases of Shares, and (ii) requests by the Separate Account or Plan for the redemption of Shares; in each case based on the Separate Account’s or Plan’s receipt of purchase orders and redemption requests by contractowners or Participants in proper form by the time required by the term of the Separate Account or Plan, but not later than the time of day at which the NAV of a Fund or Portfolio is calculated, as described from time to time in that Fund or Portfolio’s prospectus. Each Business Day on which the SIC or TPA receives Instructions shall be a “Trade Date”.

2.	The SIC(s) or TPA(s) shall communicate their receipt of such Instructions, to the applicable Separate Account or Plan.

3.

On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the SIC(s) or TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Separate Accounts or Plans. In the case of net purchases by any Separate Account or Plan, the SIC(s) or TPA(s) shall instruct the Trustees of such Separate Account or Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Separate Account or Plan, the SIC(s) or TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Account or Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the SIC(s) or TPA(s), and the Transfer Agent.

4.

The SIC(s) or TPA(s) shall maintain separate records for each Separate Account or Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The SIC(s) or TPA(s) shall maintain on behalf of each of the Separate Accounts or Plans a single master account with the Transfer Agent and such account shall be in the name of that Separate Account or Plan, the SIC(s) or TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Separate Account or Plan.

5.	The SIC(s) or TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

Schedule 2.1 - 1

6.

The SIC(s) or TPA(s) shall prepare, and transmit to each of the Separate Accounts or Plans, periodic account statements showing the total number of Shares owned by that Separate Account or Plan as of the statement closing date, purchases and redemptions of Shares by the Separate Account or Plan during the period covered by the statement, and the dividends and other distributions paid to the Separate Account or Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.

The SIC(s) or TPA(s) shall, at the request and expense of each Fund, transmit to the Separate Accounts or Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its contractowners or shareholders.

8.

The SIC(s) or TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Separate Account or Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.	The SIC(s) or TPA(s) shall transmit to the Separate Accounts or Plans confirmation of purchase orders and redemption requests placed by the Separate Accounts or Plans; and

10.

The SIC(s) or TPA(s) shall, with respect to Shares, maintain account balance information for the Separate Account(s) or Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.

SIC(s), Separate Accounts or plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Portfolio be furnished to contractowners or Participants in which event the Transfer Agent or each Portfolio shall mail or cause to be mailed such materials to contractowners or Participants. With respect to any such mailing, the SIC(s) or TPA(s) shall, at the request of the Transfer Agent or each Fund, provide at the SIC(s) or TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each contractowner or Participant having an interest through the Separate Accounts or Plans in Shares.

Schedule 2.1 - 2

SCHEDULE 3.1

FEES AND EXPENSES
Effective: July _, 2010 to August 31, 2014

I.

In consideration for the services provided by the Transfer Agent, the Fund agrees to compensate or cause to be compensated the Transfer Agent as follows (these fees are subject to reduction on a monthly basis as outlined in the Schedule 12.3 Performance Measurement Standards and Account Service Fee Reductions):

A.	Annual Account Service Fees

The status of each account will be determined after the completion of the last Business Day of each month. In the event that the Fund or their respective designees internalized certain functions, the Transfer Agent agrees to renegotiate the following service fees:

Open Accounts*:	$9.25 per Account per year

NSCC Accounts:	$6.00 per Account per year

Closed Accounts:	$1.45 per Account per year

Non-Standard Manual Transactions1	$3.00 per item

Non-Standard Correspondence Items	$3.00 per item

* An “Open Account” refers to any account on the Transfer Agent’s system that does not have a “Closed” flag on it.

B.	Out-of-Pocket Expenses

Reasonable “Out-of-Pocket Expenses” include, but are not limited to, reasonable Out-of-Pocket expenses incurred by the Transfer Agent in connection with the services for: computer programming, the Compliance+ Program, NSCC charges, image workstations, records retention, disaster recovery, AML fees, and VISION usage, transcripts, bank processing (including, but not limited to, deposit and check processing, returned check, wire and overdraft fees), confirmation production, postage, forms, microfilm, microfiche, mailing and tabulating proxies, records storage, telephone (i.e. telephone line charges, faxes, transmissions), intranet or other system configuration charges, and other TA2000 features or modules requested by the Fund that are not currently utilized (e.g. omnibus transparency, etc.). In addition, the Fund will reimburse or cause to be reimbursed any other reasonable Out-of-Pocket Expenses incurred by the Transfer Agent at the request of or with the consent of the Fund. Any such Out-of Pocket Expenses or advances incurred by the Transfer Agent will be billed to the Fund at cost and the Transfer Agent will impose no additional mark-up.

1 The activity fee for non-standard manual transactions shall be waived for a period of 18 months from the date of this Agreement for the following non-standard manual transaction processes: E-Preference updates, address changes from the Fund’s website, E-delivery rejects, annuity mail items received at the Transfer Agent, small account reversals and Separate Account or TPA trading and ML3 trades not processed through NSCC.

Schedule 3.1 - 1

All Out-of-Pocket Expenses submitted to the Fund must be thoroughly documented with appropriate back-up documentation to the reasonable satisfaction of the Fund.

C.	Discretionary Projects And Services

The following amounts for Discretionary Projects and services may be updated annually.

(i) New Fund/Portfolio Implementation	$1,500 per Cusip

(ii) Rush Fee if < 60 day notice	$1,000 per Cusip (*Note 3)

(iii)Reporting
TA2000 ad hoc report	$50 per report (*Note 1)
TA2000 ad hoc mainframe report requiring Programming	$125 per hour
TA2000 Bundle Changes	$125 per event

(iv) Fund Option Changes
Updates to existing Funds on TA2000	$125 per hour
(e.g. cusip changes, name changes, etc.)

(v) Transmission Requests
Requests to implement inbound or outbound Transmissions	$2,000 per transmission
Requests to update client specific criteria used to	$125 per hour
Generate outbound transmissions

(vi)Programming Resources
Programming overage charge	$195 per hour
Business Analysts	$125 per hour (*Note 2)

II. Each month the Transfer Agent will submit a fee statement at a rate of 1/12 of the annual fee for payment by the Fund as provided for in Section 3 of this Agreement. The fees described above shall be itemized separately apart from any recoverable Out-of-Pocket.

*ADDITIONAL NOTES

1.

On-Request Reporting is included in the account service fees, but will be capped at $85,000 for this Fund, the TIAA-CREF Mutual Funds and the TIAA-CREF State Plans in total. Any additional reporting above the $85,000 will be billable as a reimbursable expense.

2.

Programming for 1,440 Technical Hours for this Fund and the TIAA-CREF Mutual Funds and 1,440 Technical Hours for TIAA-CREF State Plans is included in the account service fees. Also included in the account service fees is up to $80,000 for Transfer Agent Business/Technical Resources. Any additional programming needs above the noted amounts will be billable.

Schedule 3.1 - 2

3.

New Fund Implementation is included in the account service fees up to $10,000 annually for this Fund, the TIAA-CREF Mutual Funds and TIAA-CREF State Plans in total. Any additional fund implementation in excess of the $10,000 will be billable.

Schedule 3.1 - 3

SCHEDULE 7.1

Agreed Upon Terms and Conditions Relating to the Fund’s License to have and to Utilize AWD and AWD/View Manager Systems and Any Other DST or DST Technologies, Inc. Written
Software (The “System”)

1. OWNERSHIP

          The Fund acknowledges and agrees that, as between the Fund and DST, the System is the property of DST and that this Exhibit and the Agreement to which this Exhibit is attached grants the Fund no title or rights of ownership in the System or any right to use, copy, transfer or disclose all or any portions of the System except as expressly provided in this Agreement.

2. USE

2.1 Each of the AWD and AWD/View Manager Systems, and any part thereof, may be used only by the Fund for the Fund to process information and documents arising in the normal course of its business. That part of the System installed on workstations (the “Workstation Software”) may only be installed upon workstations owned or operated by the Fund and located at any of the Fund’s offices. The Fund agrees to permit DST to inspect, upon demand during regular business hours, any site where the Workstation Software may be located. The Fund shall not use the System to process the documents or data of any third party (including for the Fund’s internal use unrelated to the Fund’s activities in connection with the provision of services directly to the Funds). All documents and data processed by the System and output produced by the System shall be the property of and owned by the Fund.

2.2 Neither the AWD and AWD/View Manager Systems nor any other DST written software licensed and provided under this Agreement may be used in any way in connection with any mutual funds business other than that of the Funds or any insurance business.

2.3 The license granted herein does not include the right to copy the licensed software or any portion thereof. To protect DST’s trade secrets and copyrights in the System, the Fund agrees to reproduce and incorporate DST’s trade secrets notice or copyright notice in any permitted copies, modifications or partial copies of the AWD and AWD/View Manager Systems or any other DST written software.

2.4 The Fund shall not reverse engineer, decompile, or disassemble the licensed software or any portion thereof, or otherwise attempt to create or derive the source code.

Schedule 7.1 - 1

3. TERM OF LICENSE

          The term of the license granted in this Exhibit and the Agreement to which this Exhibit is attached shall remain in force until terminated at the sole discretion of DST.

4. NO WARRANTIES

          EACH OF THE AWD AND AWD/VIEW MANAGER SYSTEMS IS LICENSED AS IS AND DST DOES NOT MAKE AND HEREBY DISCLAIMS, AND THE FUND HEREBY EXPRESSLY WAIVES, ALL WARRANTIES, EXPRESSED OR IMPLIED. THERE ARE EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. UNDER NO CIRCUMSTANCES SHALL DST HAVE ANY LIABILITY WHATSOEVER TO THE FUND OR ANYONE OR ANYONE ELSE WITH RESPECT TO THE LICENSE GRANTED TO THE FUND OR ANY USE OF THE AWD AND AWD/VIEW MANAGER SYSTEMS OR ANY OTHER DST WRITTEN SOFTWARE UNDER THIS EXHIBIT AND THE AGREEMENT TO WHICH THIS EXHIBIT IS ATTACHED OR OTHERWISE. IN ADDITION AND NOT IN CONTRAVENTION OF THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL DST HAVE ANY LIABILITY WHATSOEVER FOR LOSS OF PROFITS, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES, EVEN IF DST HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

CONFIDENTIALITY; NON-DISCLOSURE

5.1 The Fund acknowledges and agrees that any and all information concerning the AWD and AWD/View Manager Systems or any other DST written software, including, but not limited to, the design, programming techniques, flow charts, code, documentation, methods and applications employed in the System or other DST systems (the “DST Confidential Information”) is confidential and proprietary to DST and the Fund hereby agrees to use the DST Confidential Information only as permitted by this Exhibit and the Agreement to which this Exhibit is attached, to maintain the confidentiality of the DST Confidential Information and not to disclose the DST Confidential Information, or any part thereof, to any other person, firm or corporation except as provided below. The Fund acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available, and the Fund consents to the obtaining of such injunctive relief. Information regarding the AWD and AWD/View Manager Systems or any other DST written software may be provided to the Fund’s outside auditors and attorneys only to the extent required by their respective functions.

5.2 The obligations of confidentiality and nondisclosure of each of DST and the Fund set forth in this Section 5 shall not apply to such portions of the confidential information which (i) are or become generally available to the public other than as a result of a disclosure by the receiving party or its employees, representatives or agents; or (ii) become available to the receiving party on a non-confidential basis from a third party which is entitled to disclose it; or (iii) was known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the other party.

5.3 All of the undertakings and obligations relating to confidentiality and nondisclosure, whether contained in this Section 5 shall survive for a period of ten (10) years the last to terminate or expire of this Exhibit or the Agreement to which this Exhibit is attached.

6. TERMINATION

Upon any expiration or termination of this Exhibit and the License herein granted for any reason, the Fund shall deliver to DST all DST Confidential Information, including all copies or

Schedule 7.1 - 2

portions of the AWD and AWD/View Manager Systems or any other DST written software and documentation pertaining to such software, and including all magnetic tape and other materials pertaining thereto furnished by the Transfer Agent or DST, and the Fund shall also represent and warrant to DST in writing that to the Fund’s knowledge, all copies thereof have been returned to DST or destroyed.

Schedule 7.1 - 3

SCHEDULE 7.7
INFORMATION PROTECTION

Information Security Program. The Transfer Agent and its affiliates have formal Information Security Programs that were established and exist as a working roadmap for their security. In performing the services, the Transfer Agent shall comply at all times with such Information Security Program. Throughout the term of this Agreement, the Transfer Agent shall maintain reasonable backup and security procedures in accordance with its internal policies and procedures for the protection and safekeeping of the data processing files containing the information and data of the Fund. Such polices and procedures are subject to change; provided, however, that the protections afforded thereby will not be diminished in comparison with those provided by the Transfer Agent to the Fund as of the execution of this Agreement. The Transfer Agent will be reasonably available to meet with and provide assurances to the Fund concerning its backup procedures as well as its security procedures.

The Information Security Programs include the following:

➢	Security Policies, Control Standards and Guidelines
➢	Risk and Vulnerability Assessments
➢	Access and Control of Data
➢	Security Threats Management
➢	Incident Handling Processes and Procedures
➢	Application Development Security Standards
➢	Security Education and Awareness Program

Information Security Team. The Transfer Agent has a dedicated Information Security team responsible for the management of the Information Security Program. This involves creating, administering, and overseeing policies and procedures designed to prevent, detect, contain and correct security breaches. Executive guidance will be provided when appropriate.

The Information Security team reviews the security policies of the Transfer Agent on a regular basis. All policies are periodically reviewed. The Transfer Agent also regularly reviews regulatory changes as they pertain to information security and oversees that appropriate steps are taken to meet applicable requirements. The information security policies and standards of the Transfer Agent are reasonably designed to be consistent and evolve with ISO17799, HIPAA, Data Protection Act of 1998, Basel, EU Privacy Directive, IS Forum Standards, and FFIEC Information Security IT Examination Booklet, to the extent the Transfer Agent reasonably deems them applicable to its business.

Detection and Monitoring of Security Threats. The Transfer Agent employs intrusion detection systems, anti-virus software, and an automated security monitoring, analysis and response system to identify, manage, and counter security threats as well as monitor policy adherence. The Transfer Agent also performs annual penetration tests conducted by an independent 3rd party to validate the security of the networks of the Transfer Agent. The Transfer Agent may also use third party security reviews to support its security efforts when necessary.

Incident Reporting. The Transfer Agent has an incident response process to deal with alerts or suspicious activities observed on the Transfer Agent’s networks. This process is reviewed for validity and effectiveness for the purpose.

Security Awareness Training. The Transfer Agent has mandatory annual security awareness training for all of its employees. Additional targeted training for technical staff, application developers, and others is also conducted as needed.

Undertakings by the Transfer Agent. All of the foregoing policies and procedures are subject to regular review and modification without notice, it being agreed that no change to the foregoing shall diminish the over-all level of security and protections afforded to the Confidential Information (including Customer Information) as maintained on the systems and at the facilities of the Transfer Agent.

Schedule 7.7 - 1

SCHEDULE 12.3
Performance Measurement Standards

The service level standards reflected in this Schedule represent the levels and standards which the Transfer Agent is, and has for some time been, generally achieving its day-to-day operations and which the Fund may reasonably expect the Transfer Agent to generally achieve in performing the services set forth in the Agreement. Notwithstanding anything in the Agreement or any other supplement to the contrary, this does not mean, and, the Transfer Agent neither represents, warrants or covenants that, nor does the Fund expect, that the Transfer Agent shall always meet, fulfill or comply with the foregoing standards at all times. Rather, it is the expectation of the parties that, in the event of a failure to meet, fulfill or comply with the foregoing standards the parties shall coordinate and cooperate to correct the inadequacies. In such event, the Transfer Agent shall provide the resources reasonably necessary to restore its compliance with the foregoing standards as quickly as reasonably practical under the circumstances.

I. Service Level Standards

Performance Target	Measurement

Transaction Processing Timeliness	TRANSACTION	CATEGORY	TARGET TURNAROUND [4,5]

The Transfer Agent’s overall corporate-wide turnaround results will meet or exceed standard corporate turnaround schedules and regulatory requirements for financial and non-financial transactions	Purchases New Accounts with funding[1] Redemptions[2] Exchanges	Financial	97% processed on day of receipt; 100% processed within 3 Business Days.

	Transfers Account Maintenance[3] Adjustments New Accounts without funding[1]	Non-Financial	98% processed within 3 Business Days; 100% processed within 5 Business Days.
	Correspondence	See Correspondence Matrix.

1. New Account Requests. Requests that do not include funding with the new account application will be considered non-financial transactions.

2. Redemption Requests. Excludes redemptions through a conduit account, including those requiring a change in account registration including transfer on death, estate redemptions. Such requests will be considered transfers and measured against a standard of 3 Business Days.

3. Account Maintenance Requests. Target turnaround excludes Return Mail Items.

4. Transactions Not in Good Order. The transaction turnaround targets apply only to requests received in good order by the Transfer Agent before 4PM EST on a Business Day. A Business Day is defined for purposes of this Schedule as a day on which the NYSE is open for business. Call out attempts may be initiated as appropriate and only if the necessary contact information is available. For items not resolved via telephone, written communication will be initiated rejecting such transaction requests.

5. Activity Volume. With respect to telephone and transaction processing standards, the target shall not apply on any day when there is an unexpected increase in volume over historical levels of more than 20%.

Schedule 12.3 - 1

Schedule 12.3

I. Service Level Standards (continued)

Correspondence Matrix

Description	AWD –Work Type	Category	SEC & BFDS Requirements

Shareholder Complaint*	Complaint	Inquiry	5 Days
Rejected Signature Guarantee	REJSTAMP	NIGO	24/48 Hours
Levy paperwork	LEVY	Inquiry	IRS/State Requirements
Rejected checks	CORCHECK	NIGO	5 Days
Inquiries	WEB	Inquiry	10 Days
Letters of Acceptance	LOA	Inquiry	5 Days
Rejecting application due to CIP Rules	CORCIP	NIGO	5 Days
Rejection of a non financial item	NMONEY10	NIGO	10 Days
Financial Transaction Not in Good Order	MONEY5	NIGO	5 Days
Rejecting a maintenance request, money market information, beneficiary information	NMONEY5	NIGO	10 Days
Financial Inquiry received	CORR5	Inquiry	5 Days
Non-Financial Inquiry received	CORR10	Inquiry	10 Days
Transcripts, research, etc.	CORR20	Inquiry	20 Days
Financial response required within 24 hours	CORR1	Inquiry	5 Days
Rejecting a financial response required within 24 hours	SAAMEDAYCOR	NIGO	5 Days
Unknown correspondence. Requires further review by senior or above.	CORCNTRL	Inquiry	—

*The Transfer Agent will use all reasonable efforts to notify the Fund of a written shareholder complaint on the day received and verbal shareholder complaints the week received.

I. Service Level Standards

Description		Performance Target/Measurement

System Availability
•	Desktop AWD access

99% availability excluding scheduled maintenance. No more than 20 hours of scheduled maintenance per month; however, the Transfer Agent reserves the right to require additional down time for a planned event and will provide the Fund with 2 weeks notice.
Any maintenance work, to the extent practicable within the shared region, shall be performed within the scheduled maintenance window.

•	TA 2000 access
•	TA2000 Voice

Transmissions		99% delivery within agreed timeframes

Schedule 12.3 - 2

Schedule 12.3

Prerequisites to Standards

The Fund agrees to undertake the following actions and understands that they are essential to and will serve as prerequisites for the application of the Service Level Standards to the Transfer Agent’s performance:

▪	Notify the Transfer Agent at least 20 Business Days in advance of any product development, sales or marketing campaigns that may materially impact the volume of transactions in the Funds.

▪	Notify the Transfer Agent as soon as practicable under the circumstances of any extraordinary corporate event that may impact call volume in a material way.

▪

Involve the Transfer Agent, to the extent necessary, in the design of all fund documentation/forms (new applications, LOA/IRA kits, prospectus) to ensure consistency with the TA2000 system and the Transfer Agent’s processes as far in advance as practicable, but in no event less than 30 Business Days prior to adoption of such documentation/forms.

•	Notify the Transfer Agent when new distribution agreements are executed.

Exceptions to Standards

The Parties acknowledge and agree that the Service Level Standards shall not apply to and shall not be calculated for, any day or period of days where the Transfer Agent’s failure to meet such standards arises out of, results from or is contributed to, by:

(i) a failure, inadequacy in the performance of or unavailability of communication lines or communication facilities (including the equipment or computer being used to access the communication lines) outside of the Transfer Agent;

(ii) the unavailability of DST Systems, Inc.’s or any computer hardware or software, which is substantially required for the performance of the services, for more than two hours, provided that such unavailability is beyond the Transfer Agent’s reasonable control and the Transfer Agent notifies the Fund promptly of such unavailability;

(iii) a disaster which requires the Transfer Agent to process at its disaster recovery facility or when the Transfer Agent’s transaction processing is impeded by a Force Majeure event;
(iv) a failure to perform properly or timely by a third party whose performance is a prerequisite for the Transfer Agent’s performance;

(v) a failure, unavailability, disruption or circumstances arising out of or resulting from the Internet if any service hereunder involves or entails utilization of the Internet to transmit to or from the Transfer Agent;

(vi) a pre-planned extraordinary event (e.g., a hardware or software installation);
(vii) a failure to perform caused by third parties (including the Fund) whose actions are beyond the Transfer Agent’s reasonable control; or

(viii) failure of the Fund to provide the Transfer Agent with sufficient notice of any product development, sales or marketing campaign or extraordinary event in accordance with the prerequisites above.

To the extent that the timely performance of any Transfer Agent Service depends on equipment under the Fund’s control, the Fund acknowledges that it is responsible for the proper functioning of such equipment.

Schedule 12.3 - 3

Schedule 12.3

I. Service Level Standards (continued)

Performance Target	Measurement

Print/Mail

The Transfer Agent shall utilize a third party vendor to perform media services. For Print Mailing, 99% of each type of media in the Print Mailing shall be delivered to the delivery carrier within the stated turnaround schedule or regulatory requirement.

The Transfer Agent shall direct the vendor to apply the following print/mail standards:
	▪	Shareholder redemption checks, dividend checks and SWP checks mailed on the next Business Day.
	▪	Confirmations mailed within 2 Business Days of receipt.
	▪	Statements mailed within 5 Business Days following the approval of the statement run.
	▪	Daily e-Media no later than 11 AM Eastern Time each Business Day
	▪	IRS tax forms mailed within regulatory requirements.

The vendor will track performance and capture the total number of items and the number of items that are on time, late, or defective, as applicable and report such information to the Transfer Agent.
Prerequisites to Print/Mail Standards

The Fund agrees to undertake the following actions and understands that they are essential to, and will serve as prerequisites for, the application of the Print/Mail Service Level Standards:

Mailing Timeline. To meet mailing requirements, the following timeline must be adhered to:

	APPLICATIONS	Message and Insert Criteria Delivery	Message Text Delivery	Testing Begins	Material/Insert Delivery

1.1	Daily Confirms	Two weeks preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date
1.3	Shareholder Checks	Two weeks preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date	One week preceding Effective Date

INSERT REQUIREMENTS:
The Fund to provide insert types and specifications for paper and electronic output enclosures and insert specifications for the Fund supplied enclosures.
Inserts must adhere to DST Output Material Review Board guidelines
2.1 Insert types include: Letter, Buck-slip, Newsletter, etc.
2.2 Insert specifications include: Paper Weight, Size, Number of Pages, etc.

The Fund supplied inserts must adhere to vendor’s materials specifications. The Transfer Agent will provide vendor’s current specifications at the execution of the Agreement. When the vendor revises its specifications, the Transfer Agent will provide the Fund with a copy of the revised specifications.

In the event the Fund causes a delay of vendor’s print mail responsibilities, the parties agree that the print/mail standards shall not apply for the mailing(s) affected by the Fund’s delay.

Schedule 12.3 - 4

Schedule 12.3

Prerequisites to Print/Mail Standards (continued)

MESSAGING REQUIREMENTS

The Fund agrees to provide messaging information that includes the message level specifications, criteria for each message level, and which paper and electronic output each message is being used with.

3.1	Messaging level specifications include Fund Level, Dealer Level, All Statements.
3.2	Messaging criteria is to specify the population each message will print for (e.g., Fund Numbers, Dealer Numbers), if selective.
3.3	Output (shareholder, dealer, both) with which each message will be included.

TESTING PROCESS

The Fund must meet all dates stated in Mailing Timeline fro vendor to complete testing of all criteria using test data provided by the Fund that includes all scenarios for messaging and inserting. Vendor requires five (5) Business Days for testing of inserts prior to use in production.

Schedule 12.3 - 5

SCHEDULE 12.4
Insurance Requirements

                    1. Worker’s Compensation Insurance, which shall comply with the statutory requirements of all applicable state and federal laws and Employers’ Liability Insurance, which limit shall be $750,000 per accident for Bodily Injury and $750,000 per employee/aggregate for disease.

                    2. Commercial General Liability Insurance with a minimum combined single limit of liability of $750,000 per occurrence and $750,000 aggregate per location for bodily injury, death, property damage and personal injury.

                    3. Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles and equipment used by the parties with a minimum combined single limit of liability of $750,000 for injury and/or death and/or property damage.

                    4. Excess coverage with respect to (1)(2) and (3) above with a minimum combined single limit of $5,000,000.

                    5. Errors and Omissions coverage with a minimum limit of $5,000,000.

                    6. Fidelity Bond or Crime coverage for the dishonest acts of its employees in a minimum amount of $5,000,000.